SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	December 8, 2006

ADUDDELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-24684	73-1587867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 N.W. Expressway Oklahoma City, Oklahoma 73118
(Address of principal executive offices) (Zip Code)

(405) 810-2969
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 4 Pages

Information to be Included in the Report

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2006, Aduddell Industries, Inc. (the “Company”), Aduddell Merger, Inc., the Company’s wholly owned subsidiary (the “Merger Sub”) and Brent Anderson Associates, Inc. (“BAA”) entered into an Agreement and Plan of Merger effective as of November 30, 2006 (the “Merger Agreement”), pursuant to which BAA merged with and into the Merger Sub with the Merger Sub being the surviving corporation.

Pursuant to the terms of the Merger Agreement, all shares of BAA common stock issued and outstanding prior to the Closing were converted into the right to receive an aggregate consideration of:

(i)	2,000,000 shares of the Company’s common stock;
(ii)	$1,850,000 in cash;
(iii)	$150,000 subject to an escrow agreement; and
(iv)

the right to receive a number of shares of the Company’s common stock equal to $2,650,000 divided by the average of the closing sales prices of the Company’s common stock for the 30 trading days preceding the date of the issuances, subject to certain adjustment (the “Additional Share Payments”). Subject to the adjustments, certificates for additional shares will be issued on January 10 of each of the years as follows:

Year	Dollar Value of Shares Issued

2007	$1,166,667
2008	$231,666
2009	$1,166,667

The Additional Share Payments to be made on January 10, 2008 and 2009 are subject to the following performance criteria:

(i)           January 10, 2008 Payment Criteria: gross revenues for 2007 from (i) the Aduddell Restoration Division, (ii) Aduddell Roofing Division’s business attributable to the Merger Sub, and (iii) any consulting revenue attributable to Merger Sub or Brent Anderson must total at least $31,500,000 with historically comparable gross margins of approximately 20%; and

(ii)          January 10, 2009 Payment Criteria: gross revenues for 2008 from (i) the Aduddell Restoration Division, (ii) Aduddell Roofing Division’s business attributable to the Merger Sub, and (iii) any consulting revenue attributable to Merger Sub or Brent Anderson must total at least $34,650,000 with historically comparable gross margins of approximately 20%.

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Partial payment will be made for each period as follows:

(i)	$2,00,000 short of goal pays 75% of total;
(ii)	$2,000,001 to $4,000,000 short of goal pays 50% of total;
(iii)	$4,000,001 to $6,000,000 short of goal pays 25% of total.

The Closing of the Merger Agreement is subject to customary conditions to closing.

Page 3 of 4 Pages

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUDDELL INDUSTRIES, INC.
By: /s/ Reggie Cook Chief Financial Officer and Secretary

December 14, 2006

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